EXHIBIT 99.1

Global Microseismic Services, Inc. Acquires STRM LLC

HOUSTON, Feb. 7, 2011 (GLOBE NEWSWIRE) -- Global Geophysical Services, Inc. (NYSE:GGS) today announced that its wholly owned subsidiary Global Microseismic Services, Inc. ("GMS"), has acquired STRM LLC ("STRM"), a transaction which closed on February 1st, 2011. Peter Geiser, a Founder and Principal Owner of STRM will join GMS as its Chief Technologist for Tomography-based Natural Fracture Imaging.

STRM technology, protected under two U.S patents, delivers detailed images of the fracture networks in reservoirs via tomographic analysis of energy emitted from subsurface activity such as hydraulic fracturing, oil and gas production or the natural background seismicity of the earth.

Christopher Usher, Global's CTO, commented: "The technology and IP that STRM brings to Global Microseismic Services allows us to provide a step change in frac monitoring and analysis. By providing clear images of fractured geology, we eclipse the industry's current standard of simply displaying dots in a box during frac monitoring."

Peter Geiser, Founder of STRM, noted, "We have been validating this technology for many years, including analysis over unconventional resource plays.   I am excited about this opportunity for the STRM Tomographic Fracture Imaging scans to be commercialized on a large-scale basis through Global Microseismic Services field-wide monitoring grids and high performance microseismic data processing solutions."

Global will integrate the STRM team, IP and software technology within its GMS subsidiary, and will immediately offer the Tomographic Fracture Imaging analysis and interpretation solutions as a compliment to its current microseismic monitoring offerings.

About Global Geophysical Services, Inc.

Global Geophysical Services, headquartered in Houston, TX, provides an integrated suite of seismic data solutions to the global oil and gas industry including high-resolution RG-3D Reservoir Grade™ seismic data acquisition, microseismic monitoring, seismic data processing and interpretation services, and Multi Client data products. Global Geophysical Services combines experience, innovation, operational safety and environmental responsibility with leading edge technology to facilitate the success of its clients by providing them the tools to Gain InSight. To learn more about Global Geophysical Services, visit www.GlobalGeophysical.com.

The Global Geophysical Services, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7300
CONTACT: Mathew Verghese
         Chief Financial Officer
         www.globalgeophysical.com
         13927 South Gessner Road
         Missouri City, TX 77489
         Phone: 713-808-1750
         Fax: (713) 972-1008